SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549





                                 FORM 11-K

           FOR ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE, SAVINGS
            AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

            [X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                For the fiscal year ended December 31, 1998

                                    OR

            [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


                    Commission file number:   33-41313


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                        Bairnco Corporation 401(k)
                          Savings Plan and Trust

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                            Bairnco Corporation
                              2251 Lucien Way
                          Maitland, Florida 32751


            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Advisory Committee of
Bairnco Corporation 401(k) Savings Plan and Trust:

We have audited the accompanying statements of net assets available for benefits of Bairnco Corporation 401(k) Savings Plan and Trust (the
Plan) as of December 31, 1998 and 1997, and the related statement of changes in net assets available for benefits for the year ended December 31, 1998. These financial statements and the supplemental schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1998 and 1997, and the changes in its net assets available for benefits for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of reportable transactions, assets held for investment and transactions with parties in interest are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in Note 6 is presented for purposes of additional analysis rather than to present the changes in net assets available for benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects, in relation to the basic financial statements taken as a whole.


Orlando, Florida
     March 9, 1999
                                             Arthur Andersen LLP



                              BAIRNCO CORPORATION
                         401(k) SAVINGS PLAN AND TRUST
                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                        AS OF DECEMBER 31, 1998 AND 1997



                                                  1998         1997
ASSETS

INVESTMENTS, at fair market value (Notes 2 & 3)

     Bairnco common stock                         $  194,962   $  277,830
     Mutual funds                                  5,131,997    3,873,674
     Participant notes receivable                    193,146      108,523

          TOTAL INVESTMENTS                        5,520,105    4,260,027

RECEIVABLES

     Participants' contributions                      71,745       69,647
     Investment income                                    --        1,396

          TOTAL RECEIVABLES                           71,745       71,043

          TOTAL ASSETS                             5,591,850    4,331,070

NET ASSETS AVAILABLE FOR BENEFITS                 $5,591,850   $4,331,070






The accompanying notes are an integral part of these financial statements.



                              BAIRNCO CORPORATION
                         401(k) SAVINGS PLAN AND TRUST
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                    (Note 6)



                                                               1998

NET ASSETS AVAILABLE FOR BENEFITS, beginning of year        $4,331,070

ADDITIONS:
      Participants' contributions                            1,038,728
      Interest and dividends                                   157,892
      Net realized and unrealized appreciation on
        investments (Note  2)                                  654,560
                                                             1,851,180
DEDUCTIONS:
      Distributions                                            584,679
      Administrative expenses                                    5,721
                                                               590,400

NET INCREASE                                                 1,260,780

NET ASSETS AVAILABLE FOR BENEFITS, end of year              $5,591,850






The accompanying notes are an integral part of these financial statements.



                              BAIRNCO CORPORATION
                         401(k) SAVINGS PLAN AND TRUST
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 and 1997


1.   PLAN DESCRIPTION:

     The following description of the Bairnco Corporation 401(k) Savings Plan and Trust (the "Plan") provides only general information. Participants of the Plan should refer to the Plan document for a complete description of the Plan's provisions. The Plan document is available from Bairnco
Corporation ("Bairnco" or the "Corporation") at its offices in Maitland, Florida.

General

     Bairnco established the Plan effective July 1, 1991. The Plan is a defined contribution plan under which all full-time employees become eligible for participation on the first day of the month following completion of thirty days of service. Once an employee becomes eligible for participation, salary deferrals (contributions) may commence on any subsequent date. The Plan excludes non-resident aliens, leased employees and independent contractors from participating in the Plan. Union employees of the Corporation are permitted to participate in the Plan. The Plan is subject to the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 ("ERISA").

Contributions

     Under the terms of the Plan, allowable contributions are outlined as follows:

       Participant Contributions - The participants may elect to defer a minimum of 1% and a maximum of 20% of compensation, as defined in the Plan, not to exceed $10,000 for 1998. The maximum dollar amount that may be deferred is adjusted annually by the Internal Revenue Service. The amount of the compensation which is deferred, plus any earnings or losses on that amount, is not subject to federal income tax until the funds are actually distributed to the participant by the Plan. However, contributions are subject to FICA (Social Security and Medicare Taxes).


       Employer Contributions - The Corporation does not match elective deferrals pursuant to the Plan.

Participant Accounts

     Each participant's account is credited with the participant's contribution and allocations of Plan earnings or losses, and charged with an allocation of administrative expenses. Allocations are based on participant account balances, as defined in the Plan. The benefit to which a participant is entitled is the amount that can be provided from the participant's vested account.

Vesting

     A participant shall at all times have a 100 percent nonforfeitable interest in the value of his/her account attributable to all contributions made plus or minus investment earnings and losses thereon and related administrative costs.

Transfers From Other Qualified Plans

      Participants who have an interest in any other qualified employee benefit plan (as described in Section 401(a) of the Internal Revenue Code) may transfer the distributions from these plans directly into the Plan at the discretion of the Administrative Committee (see Note 4).


Distributions

     A participant who has attained age 59-1/2 may elect, by filing a written application with the Administrative Committee, to withdraw any amount up to 100 percent of the vested portion of his/her account, for any reason. For participants who have not attained age 59-1/2, the reasons for such withdrawals are restricted to those defined in the Plan.

     Upon termination of employment, a participant can elect to have the balance in the participant's account distributed to the participant in a single lump sum cash distribution or a partial distribution, if requested in writing by the participant. As an alternative, the participant may also elect to leave the related funds in the Plan or transfer the related funds into another qualified plan.

Participant Notes Receivable

      An active participant may borrow from his/her account a minimum of $1,000 up to a maximum equal to the lesser of (1) a total of $50,000 of borrowings within one year or (2) 50% of the participant's account balance.

     Loan transactions are treated as transfers between the investment fund and the participant notes receivable account. Loan terms range from 1-5 years or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at the prime rate at the time of borrowing plus 2%. During 1998, interest rates ranged from 9.75% to 10.5%. Principal and interest are paid quarterly through payroll deductions. As of December 31, 1998 and 1997, there were 61 and 43 loans outstanding.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Use of Estimates-

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions from the net assets available for benefits during the reporting period. Actual results could differ from those estimates.

     Basis Of Accounting-

     For the year ended December 31, 1998, the accounting records of the Plan and the Plan's assets were maintained by Schwab Retirement Plan Services, Inc. ("Schwab") a subsidiary of the Charles Schwab Corporation. The participants' account balances are determined on the cash basis; however, the Plan's financial statements contained herein are presented on an accrual basis.

     Investment Valuation and Income Recognition-

     Investments are stated at fair market value. Securities which are traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Any unlisted securities are valued at the bid price next preceding the close of business on the valuation date. Participant notes receivable are valued at cost, which approximates fair market value.

     Any unrealized appreciation/depreciation on investments represents the difference between fair market value of investments at the beginning of the Plan year or when acquired, whichever is later, and the fair market value of investments at the end of the Plan year.

     Interest income is recognized on the accrual basis.

     Administrative Expenses-

      Certain administrative expenses of the Plan are paid directly by Bairnco on behalf of the Plan. During the year ended December 31, 1998, Bairnco paid administrative expenses of approximately $16,000.

     Benefit Payments-

     Benefits are recorded when paid.


3.   INVESTMENTS:

     There are currently eight investment options into which participants may direct the investment of their accounts. These are Invesco Strategic Technology Fund, Founders Growth Fund, Schwab 1000 Equity Fund, Strong Government Securities Fund, Schwab Retirement Money Fund, Neuberger & Berman Partners Fund and Neuberger & Berman Guardian Fund (collectively the "mutual funds"), and Bairnco Corporation Common Stock Fund ("Bairnco common stock fund"). Participants invest in units of participation of the fund which represents an undivided interest in the underlying assets of the fund. Participants may separately direct the investment of future deferrals and existing account balances into these eight investment options in increments of 5%. Participants are permitted to modify their elections for future deferrals and existing account balances between investment funds on a daily basis.

      The investments that represent 5% or more of the net assets available for benefits are as follows at December 31, 1998 and 1997:

                                             1998          1997
      Invesco Strategic Technology Fund      $  476,615    $  312,018
      Founders Growth Fund                      844,891       551,921
      Schwab 1000 Equity Fund                 2,379,812     1,907,170
      Strong Government Securities Fund         758,197       565,494
      Schwab Retirement Money Fund              637,965       537,071
      Bairnco Common Stock Fund                 194,962       277,830
                                             $5,292,442    $4,151,504


4.   TRUST AGREEMENT:

Schwab is the Plan's Trustee pursuant to the Plan document which is signed by the Corporation and Plan Trustee. Schwab manages the Plan assets and makes distributions to participants as directed by the Plan Administrator. The Administrative Committee of the Corporation is the Plan Administrator. Expenses incurred by the Plan Trustee or the Plan Administrator in the performance of their duties may be paid by the Plan or the Corporation at the Corporation's discretion. During 1998, all investment managers' fees were paid directly by the Plan.


5.   PLAN TERMINATION:

     Although it has not expressed any intent to do so, the Corporation reserves the right under the Plan to terminate the Plan, in whole or in part, at any time. In the event of the Plan's termination, the Plan assets will be distributed to the participants in lump sum distributions or transferred to another qualified plan at the direction of the participant.


6.   CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH FUND INFORMATION:

     The following schedule presents changes in net assets available for benefits, by fund, for the year ended December 31, 1998:

                                          Participant Directed

               Invesco             Schwab     Strong     Schwab     Neuberger Neuberger Bairnco
               Strategic  Founders 1000       Government Retirement & Berman  & Berman  Common   Participant
               Technology Growth   Equity     Securities Money      Partners  Guardian  Stock    Notes       Other
               Fund       Fund     Fund       Fund       Fund       Fund      Fund      Fund     Receivable  Receivable Total
Net Assets
 Available
 for
 Benefits,
 beginning
 of year       $312,018   $551,921 $1,907,170 $565,494   $537,071   $     --  $     --  $277,830 $108,523    $71,043    $4,331,070

Additions:
Participant's
 contributions  157,803    287,199    321,615  151,154     64,831      7,179     3,164    43,685       --      2,098     1,038,728
Interest and
 dividends           (5)    47,062     17,830   52,496     31,558      2,448       946     6,953       --     (1,396)      157,892
Net realized
 and
 unrealized
 appreciation
 (depreciation)
 on investments 111,924    115,830    509,632     (617)       390     (3,128)   (2,429)  (77,042)      --         --       654,560

Total additions 269,722    450,091    849,077  203,033     96,779      6,499     1,681   (26,404)      --        702     1,851,180


Deductions:
Distributions    64,038     86,971    319,600   55,558     37,899      1,728        --     9,549    9,336         --       584,679
Administrative
 expenses           740      1,145      2,210      759        455          5         6       401       --         --         5,721

Total
 deductions      64,778     88,116    321,810   56,317     38,354      1,733         6     9,950    9,336         --       590,400

Transfers to
 other funds    (40,347)   (69,005)   (54,625)  45,987     42,469     23,626     4,450   (46,514)  93,959         --            --

Net increase
 (decrease)     164,597    292,970    472,642  192,703    100,894     28,392     6,125   (82,868)  84,623        702     1,260,780

Net Assets
 Available
 for
 Benefits,
 end of year   $476,615   $844,891 $2,379,812 $758,197   $637,965    $28,392    $6,125  $194,962 $193,146    $71,745    $5,591,850


7.   TRANSACTIONS WITH PARTIES IN INTEREST:

     Under ERISA, the Plan is  required to  report  investment transactions with and compensation paid to a "party in interest".  The term "party  in interest" is broadly defined but includes Bairnco Corporation as the Plan's sponsor, Schwab, as Plan Trustee, and any person or corporation which
renders services to the Plan.   Certain  fees  for  legal  and   accounting
services provided in connection with the Plan were paid by the Plan sponsor on  behalf  of  the  Plan  during  these years and are not included in the accompanying financial statements. Additional fees paid by the Plan during
1998 for services rendered by parties in interest were based on rates which the Plan's Administrator believes were customary and reasonable.


8.   INCOME TAX STATUS:

     The Plan obtained its latest determination letter on April 29, 1997,
in   which  the  Internal  Revenue  Service  stated that the  Plan, as then designed, was in  compliance  with  the  applicable  requirements of the
Internal Revenue  Code.   The  plan administrator and legal counsel believe
that the Plan is currently being operated in compliance with the applicable requirements of the Internal Revenue Code.


9.   SUBSEQUENT EVENT

     Effective October 31, 1998, Bairnco purchased MII International, Inc.
("MII").   On  December  11,  1998, Bairnco's  Board of Directors elected to merge the MII 401(k) plan into the Plan effective January 1, 1999, at which time the employees of MII will begin participating in the Plan.


10.  SUPPLEMENTAL SCHEDULES:

     Supplemental Schedule I lists the reportable transactions of the Plan for the year ended December 31, 1998. Purchases and sales are made at fair market value on the date of transaction.

     Supplemental Schedule II lists the Plan assets held for investment as of December 31, 1998.

     Supplemental Schedule III lists transactions with parties in interest of the Plan for the year ended December 31, 1998.

                                                                SCHEDULE I

                            BAIRNCO CORPORATION
                       401(k) SAVINGS PLAN AND TRUST
                    SCHEDULE OF REPORTABLE TRANSACTIONS
                   FOR THE YEAR ENDED DECEMBER 31, 1998


                                              Sales      Sales      Sales
Description of Transaction         Purchases  Cost       Proceeds   Net Gain

 Founders Growth Fund              $433,631   $236,572   $256,491   $ 19,919
 Schwab 1000 Equity Fund            512,349    390,721    549,339    158,618
 Strong Government Securities Fund  317,252    117,020    123,932      6,912
 Schwab Retirement Money Fund       229,053    127,794    128,549        755





The preceding notes are an integral part of this schedule.

                                                                 SCHEDULE II

                            BAIRNCO CORPORATION
                       401(k) SAVINGS PLAN AND TRUST
                  SCHEDULE OF ASSETS HELD FOR INVESTMENT
                          AS OF DECEMBER 31, 1998


                                       Fair Market
Description                            Value (Note 2)    Cost

Cash Equivalents
  Schwab Money Market Fund             $    1,411         $    1,411

Common Stocks
  Bairnco Corporation                     193,551            174,600

    Total Bairnco Common Stock Fund    $  194,962         $  176,011

Mutual Funds
  Invesco Strategic Technology Fund    $  476,615         $  419,042
  Founders Growth Fund                    844,891            760,963
  Schwab 1000 Equity Fund               2,379,812          1,521,336
  Strong Government Securities Fund       758,197            741,957
  Schwab Retirement Money Fund            637,965            637,965
  Neuberger & Berman Partners Fund         28,392             30,914
  Neuberger & Berman Guardian Fund          6,125              7,492

    Total Mutual Funds                 $5,131,997         $4,119,669

Other Investments
  Participant Notes Receivable         $  193,146         $  193,146

    Total                              $5,520,105         $4,488,826




The preceding notes are an integral part of this schedule.



                                                                SCHEDULE III

                            BAIRNCO CORPORATION
                       401(k) SAVINGS PLAN AND TRUST
             SCHEDULE OF TRANSACTIONS WITH PARTIES IN INTEREST
                   FOR THE YEAR ENDED DECEMBER 31, 1998


Description                                               Amount


Sold 8,228.303 units of Bairnco Corporation Common
  Stock between $5.563 and $11.375 per unit               $ 71,213


Purchased 7,469.303 units of Bairnco Corporation Common
  Stock between $5.563 and $12.023 per unit               $ 64,311







The preceding notes are an integral part of this schedule.



                           SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         BAIRNCO CORPORATION 401(K)
                                         SAVINGS PLAN AND TRUST
                                         (Name of Plan)




Date: March 9, 1999                      By: /s/ J. ROBERT WILKINSON
                                             J. ROBERT WILKINSON
                                             Administrative Committee Member

